EXHIBIT 10(a)

LESCO BONUS PLAN

POLICY:	The purpose of the LESCO Bonus Plan is to promote the strategic interests of LESCO by providing key executives with incentive awards for performance that contributes significantly to the success of the company, as determined by meeting or exceeding specific strategic goals.

RESPONSIBLE OFFICER:	President and Chief Executive Officer

PROCEDURE:

I.	ELIGIBILITY AND PARTICIPATION

A.	Eligibility to participate in the Plan shall be limited to key executives and other associates as recommended by the Vice President Human Resources with final approval by the President and Chief Executive Officer.

B.	Following the start of the calendar year, the list of participants for a Plan year can be revised upon authorization of the President and Chief Executive Officer. Any Associate that is hired or selected to participate after the start of the calendar year shall participate on a pro rata basis. This is determined by multiplying the maximum bonus opportunity by a fraction, the numerator of which shall be the number of days of his/her participation in the calendar year and the denominator of which shall be 365.

C.	Suggested Participation Levels

Management Level	Target Bonus as % of Base
CEO	60%
CFO	60%
Executive VP	25% — 40%
VP	20% — 30%
Director	15% — 20%
Manager	10% — 15%

Note: The Board of Directors and the President and Chief Executive Officer must approve associate’s participation levels.

D.	Participation in the Plan as recommended and approved is not guaranteed from one year to the next.

II.	PAYMENT OF BONUS AWARD EARNED

A.	Bonuses are earned after the last day of the calendar year. An associate must be actively employed at the time of payment to receive prior year’s bonus.

B.	Termination due to retirement or death will result in a pro-rata incentive award upon approval of the President and Chief Executive Officer.

C.	With respect to Section 1, paragraph B. above, the whole amount of the bonus earned in the calendar year shall be paid to each eligible associate after the company’s audited financial results are available, by no later than March 15th of the following year.

D.	An associate will not receive a bonus when, in the judgement of the Company:

1.	The associate’s overall performance for the period is consistently below expectations.

2.	The associate has failed to achieve agreed upon objectives.

3.	The associate has violated corporate policies or has broken any Federal, State, or Local Laws.

4.	Management determines at its discretion, that an award should not be given.

E.	Following release of the Company’s audited financial statements, the Board of Directors and the President and Chief Executive Officer can increase, decrease or eliminate awards when it is determined that the amount of the awards is unreasonable in view of any unique circumstances or the Company’s financial performance.

F.	All payouts for eligible participants shall be at the discretion of the President and Chief Executive Officer.

III.	PLAN YEAR

A.	The Plan Year is defined as January 1st through December 31st, or the fiscal year when not a calendar year.

IV.	OPERATING RULES

A.	Each participant will have a Target Bonus that will be the amount earned for meeting the Plan’s performance measurements. The Target Bonus will be expressed as a percentage of actual base salary and will be reviewed by the Vice President Human Resources and approved by the President and Chief Executive Officer.

B.	Bonus payouts will be calculated based on the attainment of corporate goals of Basic Earnings Per Share (BEPS), Return of Investment Capital (ROIC), Sales Growth, and an Individual Performance Goal. Weighting for each goal against total target bonus percent is outlined in the Bonus Participation Letter.

C.	Attainment of the financial Plan measurements are paid out between threshold and maximum as defined in the Payout Matrix below.

Bonus Plan Payout Matrix

		% of
	% of	Target
	Target	Dollars
	Achieved	Payable	Definitions
Threshold	90%	80%	Threshold performance pays at 80% of Target Dollars prorated up to Target.
	91%	82%
	95%	90%
Target	100%	100%	Target pays at 100% of Target Dollars.
	105%	110%
	110%	120%
	115%	130%
	120%	140%
	125%	150%
	130%	160%
	135%	170%
	140%	180%
	145%	190%
Maximum	150%	200%	Above Target pays at a 2:1 ratio up to maximum of 200% of Target Dollars.

D.	Attainment of the Individual Performance Achievement measurement is paid based on your agreed upon goals and performance rating as defined in the Performance Matrix below.

Bonus Plan Individual Performance Matrix

		% of Target Paid for
Agreed Upon Goals / Performance Rating		Personal Performance Component
Doesn’t Meet	(1)	0% — 20%
Meets	(2)	70% — 100%
Exceeds	(3)	100% — 110%

E.	A bonus of 100% of the target bonus will be payable for achieving 100% of Plan objectives. A maximum bonus of 200% of Target Bonus will be payable for attaining the maximum expected performance.

F.	Personalized Bonus Plan documents will be presented to all participants that detail their approved target percent, target dollars and performance measures or individual targets for the current Plan year.

V.	GUIDELINES

A.	Bonus Plan participants’ base salary in effect January 1 of the Plan year will be the basis for calculating target and actual bonus dollars.

B.	An associate who is hired or promoted after January 1st and qualifies for participation during the Plan year will receive a payment for earned rewards (see section 1, paragraph B) based on prorated salary data in effect with regard to either date of hire or promotion.

C.	Only full-time, regular associates are eligible to participate in the Bonus Plan. When an associate is on a Leave of Absence for any portion of the calendar year, that associate will participate in the Plan on a pro-rata basis as long as the associate is on active status for a minimum of ninety (90) days during the calendar year.

D.	Attainments of goals are based on actual results.

E.	All percentages will be rounded to the nearest hundredth of a percent.

F.	Bonus awards are included as compensation for the LESCO, Inc. Stock Investment and Salary Savings and Trust (401(k) Plan) and the LESCO, Inc. 401(k) Restoration Plan, but are excluded in calculating all other associate benefits.

VI.	RIGHT OF PARTICIPANTS AND FORFEITURE

A.	Nothing in this Plan shall:

1.	Confer upon any associate any right with respect to continuation of employment with LESCO.

2.	Interfere in any way with the right of the Company to terminate his or her employment at any time, or

3.	Confer upon any associate or any person any claim or right to any distribution under the Plan except in accordance with its terms.

B.	No right or interest of any Participant in the Plan shall, prior to actual payment or distribution of such Participant, be assignable or transferable in whole or part, either voluntarily or by operation of law otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

VII.	PLAN ADMINISTRATION

A.	The Plan shall be administered by LESCO. LESCO can at any time amend, suspend, terminate or reinstate any or all of the provisions of the Plan as may seem necessary or advisable for the administration of the Plan.

The President and Chief Executive Officer must approve any exceptions to the policy.

Approved:	/s/ Michael P. DiMino	Date:	January 13, 2004

Michael P. DiMino, President & CEO